SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2005

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)
Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

500 John Ringling Boulevard, Sarasota, Florida 34242
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (941) 388-2882

                                                       N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

           The following sets forth the information required by Item 701 of Regulation S-B with respect to the unregistered sale of equity securities:

(a)      The transaction was completed on August 2, 2005. A total of four accredited investors, within the meaning of Rule 501(a) of Regulation D, executed and delivered a Securities Purchase Agreement dated as of July 29, 2005, (the "Purchase Agreement"), together with ancillary documents and agreements (the "Transaction Documents"). The investors were AJW Partners, LLC, a Delaware limited liability company, AJW Offshore, Ltd., a Cayman Island corporation, AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC (the "Investors").

          Under the terms of the Purchase Agreement, the Investors agreed to purchase an aggregate of $3,000,000 in convertible notes ("the "Notes") and warrants (the "Warrants") to purchase an aggregate of 10,000,000 shares of common stock, $.0001 par value (the "Common Stock") of SkyLynx Communications, Inc. (the "Company").

          The Notes are convertible into shares of Common Stock at a price equal to the lesser of (i) $.08125 per share, or (ii) 60% of the Market Value, as defined in the Notes, of the Common Stock on the Conversion Date, as defined in the Notes. The Notes bear interest at the rate of 8% per annum, and the Notes mature and are due and payable in full on July 29, 2008. The Notes are callable for redemption by the Company by payment of the principal, accrued and unpaid interest and an escalating pre-payment premium, defined in the Note. The obligation of the Company to repay the Notes is secured by security agreements covering all of the tangible and intangible assets of the Company.

          Each Warrant entitles the holder to purchase for a period of five years from the date of issuance one share of Common Stock at an exercise price of $.20 per share.

          Under the Purchase Agreement, the total investment is divided into three equal tranches, each tranche consisting of $1,000,000 in Notes and Warrants exercisable to purchase 3,333,333 shares of Common Stock. At the first closing, which occurred on August 2, 2005, the Investors purchased the first tranche consisting of $1.0 million in Notes and Warrants exercisable to purchase 3,333,333 shares of Common Stock. The Investors are obligated, subject to certain conditions, to purchase the second tranche upon the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") registering for resale under the Securities Act of 1933, as amended, (the "Securities Act") the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants. The Investors are obligated, subject to certain conditions, to purchase the third and final tranche upon the Registration Statement being declared effective by the Commission.

(b)      No underwriter, placement agent, or finder was involved in the transaction. However, NIR Group, LLC was paid a documentation and due diligence fee of $50,000 and Westminster Securities Corp. with whom the Company has an investment banking agreement is entitled to receive a fee of $50,000 from the transaction. There were only four accredited investors that participated in the transaction, named in paragraph (a), above.

(c)      The total offering price was $3,000,000, of which $1,000,000 was paid at the first closing, with the balance payable in accordance with the description contained in paragraph (a) above.

(d)      We relied on the exemption from registration provided by Sections 4(2) and 4(6) under the Securities Act of 1933 for this transaction and Rule 506 of Regulation D for the issuances. We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each accredited investor with disclosure of all aspects of our business, including providing the accredited investors with our reports filed with the Securities and Exchange Commission, our press releases, access to our auditors, and other financial, business, and corporate information. Based on our investigation, we believe that the accredited investors obtained all information regarding the Company they requested, received answers to all questions it (and its advisors) posed, and otherwise understood the risks of accepting our securities for investment purposes.

(e)      The Notes issued to the Investors are convertible into shares of Common Stock, and the Warrants are exercisable to purchase shares of Common Stock. The material terms of the Notes and Warrants are summarized in paragraph (a) above.

(f)      Not applicable.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Item	Title

10.1	Securities Purchase Agreement
10.2	SkyLynx Communications Inc. Security Agreement
10.3	Intellectual Property Agreement
10.4	Stock Purchase Warrant for AJW Partners, LLC
10.5	Stock Purchase Warrant for AJW Offshore Ltd.
10.6	Stock Purchase Warrant for AJW Qualified Partners, LLC
10.7	Stock Purchase Warrant for New Millennium Capital Partners II, LLC
10.8	Transfer Agent Instructions
10.9	Registration Rights Agreement
10.10	Guaranty and Pledge Agreement
10.11	Callable Secured Convertible Note for AJW Partners, LLC
10.12	Callable Secured Convertible Note for AJW Offshore Ltd.
10.13	Callable Secured Convertible Note for AJW Qualified Partners, LLC
10.14	Callable Secured Convertible Note for New Millennium Capital Partners II, LLC

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
SkyLynx Communications, Inc. (Registrant)

Dated: August 8, 2005	/s/ Gary L. Brown Gary L. Brown, Chief Executive Officer